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                              TUCKER ANTHONY SUTRO

                           DEFERRED COMPENSATION PLAN

                                    SECTION 1
                                  INTRODUCTION

         SECTION 1.1 THE PLAN, ITS PURPOSE. The purpose of the Tucker Anthony Sutro Deferred Compensation Plan (the "Plan") is to provide certain officers and key employees of Tucker Anthony Sutro (the "Company") and its subsidiaries, the opportunity to defer base salary, commissions and/or bonus(es) ("Compensation") in accordance with the terms of this Plan document. This Plan is an unfunded plan maintained primarily for the purpose of retaining key employees, encouraging retention by providing deferred compensation for a select group of management and/or highly-compensated employees. Such plans are described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and shall be interpreted and administered in a manner consistent with that intent. Contributions to the Plan are reflected through credits to bookkeeping accounts that are adjusted periodically to reflect hypothetical investment earnings. Participants are entitled to receive, from the general assets of the Company, payments equal to their account balances, subject to the terms and conditions of the Plan.

         SECTION 1.2 ADMINISTRATION. The Plan shall be administered and interpreted by a Committee (the "Committee") established by the Company's Board of Directors (the "Board"). The Committee shall, subject to the terms of the Plan, establish rules and regulations for the administration of the Plan. The Committee shall have full discretionary authority to construe and interpret the terms and provisions of the Plan, to adopt, alter, waive and repeal such administrative rules, guidelines and practices governing the Plan, to perform all acts, including the delegation of its administrative responsibilities, as it shall from time to time deem advisable, and otherwise to supervise the administration of the Plan and to take such steps as it deems necessary in order to ensure compliance by the Plan with all applicable laws. All such rules, regulations and interpretations relating to the Plan which are adopted by the Committee shall be final and binding on all parties. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem necessary to carry the Plan into effect.

         The Board will appoint the members of the Committee, who may, but need not, be Participants, employees or officers of a Participating Company. The number of persons serving on the Committee at any time will be determined by the Board, and may be changed from time to time by it. The Board may remove any Committee member at any time, with or without cause, by filing written notice of his or her removal with the Committee. A Committee member may resign at any time by filing his or her written resignation with the Company and the other Committee members. If a person who is serving as a Committee member is an employee of a Participating Company, such person's appointment as a Committee member will automatically terminate when such person is no longer an employee of a Participating Company. A vacancy, however arising, may, but need not, be filled by the Board.

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       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
                  REGISTERED UNDER THE SECURITIES ACT OF 1933.
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         The Committee will keep (or arrange for the keeping of) all data, records, books of account and instruments pertaining to Plan administration. Each Participating Company will supply all information required by the Committee to administer the Plan with respect to Participants employed by it, and the Committee may rely upon the accuracy of such information.

         Any action or decision concurred in by a majority of the Committee members, either at a meeting or in writing without a meeting, will constitute an action or decision of the Committee. No Committee member who is a Participant may vote or act on any matter which relates exclusively to himself as a Participant.

                                    SECTION 2
                                   DEFINITIONS

         SECTION 2.1 ACCOUNT means the account that the Committee shall create and maintain to reflect at all times the interests of each Participant representing a Participant's deferrals from base salary, commissions and/or bonus(es), and gains or losses allocable thereto.

         SECTION 2.2 CHANGE IN CONTROL means that any of the following events has occurred:

                    (a) Any "person," as such term is used in Sections 13(d) and
               14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), other than a Participating Company or a subsidiary of a Participating Company, an underwriter, or any employee benefit plan (including any trustee of such plan acting as trustee) of the Company or a Participating Company (a "Purchaser"), who is not the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's outstanding securities at the date of the adoption of this Plan, becomes such a beneficial owner without the consent of a majority of the Board. Notwithstanding the foregoing, a Change in Control shall be deemed to have occurred if any Purchaser, with the consent of the Board, directly or indirectly becomes a beneficial owner of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company's outstanding securities at the date of the Change in Control transaction;

                    (b) The occurrence of any transactions or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the regulations under the Exchange Act;

                    (c) When, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death, voluntary resignation or retirement to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least a majority of the directors who were directors at the


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               beginning of such period (either actually or by prior operation of this paragraph); or

                    (d) The consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, Stock or by merger, or otherwise. For these purposes, such an acquisition shall be considered to be consummated only upon its successful closing and the receipt by the Company of all required approvals and consents, including but not limited to any approvals or consents required by any governmental or regulatory agency.

         SECTION 2.3 CREDITING DATE means

                    (a) March 1st of the year when the annual bonus is otherwise payable, for amounts deferred from a Participant's annual bonus, for purposes of:

                         (1) crediting a Participant's Account in accordance
                    with Section 4.5; and

                         (2) determining the commencement of the transferability
                    restriction period in accordance with Section 5.4(g);

                    (b) March 1st of the immediately following Fiscal Year, for amounts deferred from a Participant's base salary, commissions, bonus(es) (other than annual) and interest for purposes of:

                         (1) crediting a Participant's Account; and

                         (2) determining the commencement of the transferability
                    restriction period in accordance with Section 5.4(g); and

                    (c) March 1st of the year following the Participant's
               Retirement in accordance with Section 5.4(d). Solely for distributions for Disability purposes, Crediting Date shall mean March 1st or September 1st, immediately following the Participant's Disability, and continue annually, if applicable thereafter.

         SECTION 2.4 CODE means the Internal Revenue Code of 1986, as amended.

         SECTION 2.5 DISABILITY shall be determined by the Committee, in its sole discretion, on the basis of such medical evidence as it may reasonably require, that the Participant is totally incapable of performing his or her assigned duties with an Employer and is therefore unable to continue in the employ of an Employer by reason of his or her sickness or disability (whether mental or physical) which is causing such total incapacity.

         SECTION 2.6 EFFECTIVE DATE means June 29, 2001.


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         SECTION 2.7 EMPLOYER means the Company or a Participating Company which employs a Participant.

         SECTION 2.8 ENTRY DATE means the date upon which a Participant first begins participating in the Plan.

         SECTION 2.9 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         SECTION 2.10 EXECUTIVE means those management or highly-compensated officers or other key employees of the Participating Companies as the Committee may, in its sole discretion, designate from time to time as eligible to participate in this Plan.

         SECTION 2.11 FAIR MARKET VALUE OF THE STOCK pertains to the purpose of crediting shares to a Participant's Account and applies to:

                    (a) stock to be purchased on the open market (at a weighted average price based on actual acquisition prices (plus commissions, if applicable) incurred by the Company) and attributable to:

                         (1) deferrals from base salary, commissions and
                    bonus(es) (other than annual); or

                         (2) deferrals from annual bonus; or

                         (3) interest; or

                    (b) stock to be issued (at a price which shall be the
               five-day trailing average of the closing price of the Stock on the New York Stock Exchange prior to the issue date) and attributable to:

                         (1) deferrals from base salary, commissions and/or
                    bonuses and bonus(es) (other than annual); or

                         (2) deferrals from annual bonus; or

                         (3) interest.

         SECTION 2.12 FISCAL YEAR means the 12-month period beginning on January 1 and ending on the following December 31 of each year.

         SECTION 2.13 KEY PARTICIPANTS means such Executives of the Participating Companies participating in this Plan who are designated as Key Participants by the Committee.


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         SECTION 2.14 OTHER PARTICIPANTS means Executives, other than Key
Participants, of the Participating Companies that the Committee has designated to be eligible to participate in this Plan.

         SECTION 2.15 PARTICIPANT means those management or highly-compensated officers or other key employees of the Participating Companies who have Accounts in this Plan.

         SECTION 2.16 RETIREMENT means the Participant's termination of employment from a Participating Company after he or she has attained age 55 and has completed ten (10) years of service with the Participating Companies.

         SECTION 2.17  STOCK means Tucker Anthony Sutro Common Stock.

                                    SECTION 3
                      PARTICIPATING COMPANIES; PARTICIPANTS

         SECTION 3.1 PARTICIPATING COMPANY(IES). The "Participating Companies" will consist of the Company and the subsidiaries designated from time to time as such by the Committee. The initial Participating Companies will be listed on Exhibit A, attached hereto. The Committee may designate additional subsidiaries as Participating Companies or may delete any subsidiary as a Participating Company. Any addition or deletion of a Participating Company will be reflected in an appropriate revision to Exhibit A. Solely with the Committee's consent, a Participating Company may withdraw from this Plan.

         SECTION 3.2 EXECUTIVES AND PARTICIPANTS. Executives eligible to participate are designated by the Committee. Executives shall be notified of their eligibility to participate in this Plan in writing by the Committee. The Committee shall maintain a list of the Executives and Participants for each Fiscal Year. The Committee may terminate the participation of any Participant in this Plan. In its discretion, the Committee may redesignate a Participant of this Plan as a participant in any other plan sponsored by the Company.

         No later than 30 days after a newly eligible Executive has been notified that he or she is eligible to participate in the Plan, such newly eligible Executive may elect to participate by completing the deferral election form provided by the Committee. If such Executive fails to return a completed deferral election form by the 30th day following notification of eligibility to participate (or such other earlier deadline as the Committee may determine), such Executive shall be deemed to have elected not to defer any Compensation to this Plan.

         If a Participant's participation in the Plan is terminated but he or she remains employed by a Participating Company (or a successor employer) or an affiliate, his or her distribution rights will continue to be covered by the terms of the Plan and all other terms of the Plan will continue to apply to his or her account balance.

                                    SECTION 4
                       DEFERRALS AND COMPANY CONTRIBUTIONS

         SECTION 4.1 DEFERRALS. An Executive may elect to defer the following percentages -- 10%, 15% or 20% -- from his or her base salary, commissions, bonus(es) (other than

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annual) and annual bonus(es) for any Fiscal Year to this Plan. Two separate elections will be required, one for base salary and commissions, and one for bonus(es) (other than annual) and annual bonus(es). These elections are irrevocable (subject to the provisions of Section 4.3) and must be entered into prior to the period of time that the deferred compensation is earned and in accordance with the procedures established by the Committee. As soon as practicable after the end of each quarter, but for the fourth quarter no later than as of the immediately following March 1, the Company shall credit such deferrals to the Participant's Account. The Company may, solely in its discretion, limit the amount that may be deferred for any year as described in an exhibit to this Plan.

         SECTION 4.2       COMPANY CONTRIBUTIONS.

                  (a) Key Participants. The following Company Contributions shall be made for a Key Participant. The Company may, solely in its discretion, grant additional compensation in a form determined solely by it and described in an exhibit to this Plan (including, without limitation, Stock options under the Company's 1998 Long-Term Incentive Plan which shall be made outside this Plan) to certain Participants (as determined by the Committee) in recognition of their participation in this Plan. A Participant receiving a grant shall be notified in writing by the Committee.

                  (b) Other Participants. There are no Company Contributions made for Other Participants.

         SECTION 4.3 DEFERRALS SUBJECT TO MODIFICATION BY THE COMMITTEE. Notwithstanding anything contained herein to the contrary, the Committee may establish further rules regarding the amount that any Participant may defer and may expand upon or further limit the source(s) or types of the compensation deferred, and may establish further limitations on deferrals of base salary, commissions and bonus(es), including but not limited to reducing Participants' deferral percentages and to establishing limitations relating to particular employment positions, compensation levels or grades of employees. Affected Executives and/or Participants shall be advised in writing of such rules or limitations applying to them by the Committee prior to the start of any Fiscal Year, and to the extent required, such changes shall override the provisions found herein.

         SECTION 4.4 VESTING. All amounts in a Participant's Account shall be 100% vested (i.e., nonforfeitable) immediately.

         SECTION 4.5 CREDITING ACCOUNTS.

                  (a) The Committee shall maintain separate bookkeeping accounts in the name of each Participant. The Participant's Account will reflect the shares of Stock (or other investments selected by the Committee, in its sole discretion) credited to each Participant based on the amounts deferred from base salary, commissions, bonus(es) (other than annual), interest, annual bonus(es) and dividends allocated to this Account.

                           (1) Company Stock. As soon as practicable after the
                  end of each quarter, but for fourth quarter, no later than as of March 1 of the immediately


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                   following Fiscal Year, the Committee shall divide the amount allocated to the Account based on the amounts deferred from base salary, commissions, bonus(es) (other than annual), and interest, by the appropriate Fair Market Value of the Stock and credit the result to this Account. On the Crediting
                   Date, the Committee shall divide the amount allocated to the Account based on the amounts deferred from annual bonus by the appropriate Fair Market Value of the Stock and credit the result to this Account.

                         (2) Other Investments. If the Committee, in its sole
                   discretion, so authorizes, separate bookkeeping subaccounts may be established for other investments. The Committee, in its sole discretion, shall establish the administrative procedures regarding such other investments.

                  (b) Holding Account. Notwithstanding the foregoing, in the case of deferrals from base salary, commissions and bonus(es) (other than annual), unless the Committee determines otherwise, amounts deferred from paychecks during the Fiscal Year shall be credited to holding accounts established by the Company for each Participant in this Plan as soon as reasonably practical following the date such amounts are deferred from a Participant's paycheck. Amounts credited to holding accounts shall be credited with interest at a rate equal to the rate paid by the Freedom Cash Management Fund, a money market fund or similar investment vehicle selected by the Committee in its discretion, during the period in which such amounts are credited to the holding account.

                  (c)    Earnings/Losses.

                         (1) Dividends paid shall be reflected in the Account
                  by the crediting of additional shares equal to the value of the dividend and based upon the closing price of the Stock on the New York Stock Exchange on the date such dividend is paid.

                         (2) Other earnings/losses shall be credited to the
                  Account in accordance with Committee-established procedures.

                  (d) Other. The Crediting Date shall be the date used for determining distribution of all amounts credited to Participants' Accounts. Each Participant Account shall also be periodically adjusted to reflect any Stock splits or other adjustments to the Stock.

                                    SECTION 5
                                  DISTRIBUTIONS

         SECTION 5.1 DISTRIBUTION OF AMOUNTS, IN GENERAL. Unless earlier distributable in accordance with Sections 5.2, 5.4(d), (e) or (f) or later distributable in accordance with Section 5.3, the Participant's Account shall be distributed according to the Participant's elected distribution date. The Participant may select a distribution commencement date which is a date in a year at least three (3) years


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beyond the year for which the deferral election is effective, unless it is otherwise distributable under Sections 5.2, 5.4(d), (e) or (f).

         SECTION 5.2 DISTRIBUTION UPON DEATH. The Participant's account balance(s) (if any) shall be distributed as a lump sum payment to his or her beneficiary or estate within 120 days after confirmation of the Participant's death, notwithstanding any prior election to defer distribution made by the Participant. The following rules apply to distributions in the event of the death of a Participant:

                    (a) If a Participant dies, distribution will be made only
               after the Committee receives evidence (as the Committee deems necessary) of the Participant's death and of the right of any beneficiary to receive payment.

                    (b) The Participant may designate one or more beneficiaries to receive a distribution payable under the preceding paragraph and may revoke or change such a designation at any time. A Participant may designate any natural or legal person or persons as beneficiary, including a fiduciary, such as a trustee of a trust or the legal representative of an estate. If a Participant designates two or more beneficiaries, distribution to them will be in such proportions as the Participant specifies or, if none are specified, in equal shares. Any designation of beneficiary will be in writing on such form as the Committee may prescribe or deem acceptable, and will be effective upon filing with the Committee.

                    (c) Any amount payable upon the death of a Participant that is not distributed pursuant to a designation of beneficiary under the preceding paragraph, for any reason whatsoever, will be paid to the Participant's estate.

                    (d) The Committee may make a distribution under this section in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such direction (i) is given before a later designation is received, or (ii) is due to the Committee's inability to verify the authenticity of a later designation. Such a distribution will discharge the Company of all liability under this Plan for the amount distributed.

         SECTION 5.3 ELECTION TO REDEFER DISTRIBUTION. Notwithstanding the provisions of Section 5.1, a Participant may elect to defer distribution of an amount otherwise distributable under Section 5.1 for a minimum of three (3) years from the previously elected distribution date, but in no event may the deferral be beyond age 65. Distributions shall always be deferred to an anniversary of the previously elected distribution date. Notwithstanding anything contained in this Section 5.3, the Committee may, in its sole discretion, either increase or decrease the period for which distributions may be deferred. An election to redefer may only be made twice.


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         Participants shall be permitted to delay the beginning date of any distribution and/or increase/decrease the number of annual installments elected under Section 5.4(b) for amounts deferred, provided that the election to delay distribution or increase/decrease annual installments must be made at least 365 days prior to the previously elected distribution date. Unless the Committee determines otherwise, the number of annual installment payments may be 1, 3, 5, or 10.

         Amounts shall be nonforfeitable during any deferred distribution period. An event described in Section 5.2, or Sections 5.4(d), (e) or (f) shall override any election to defer distributions such that all amounts in the Participant's Account shall become distributable in accordance with such sections and no effect shall be given to a prior election to defer distribution.

         SECTION 5.4 FORM AND TIMING OF DISTRIBUTIONS.

                    (a) Distributions hereunder will be in the form of Stock (or in cash, for other investments). Unless the Committee determines otherwise, a cash payment shall be made in lieu of any fractional shares of Stock based on the closing price of the Stock on the New York Stock Exchange on the date of distribution. The Committee, in its sole discretion, shall establish procedures for the valuation of other investments which are distributed in cash.

                    (b) A Participant may elect to receive distributable amounts in either a single payment on an elected distribution date or in a series of 3, 5 or 10 annual installments, payable on such date and on each subsequent anniversary of such date for the total number of installment years elected. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying the total amount distributable (whether Stock or the bookkeeping subaccount for other investments) by a fraction, the numerator of which is one (1) and the denominator of which is the number of remaining unpaid annual installments.

                    (c) If a Participant remains employed until an elected
               distribution date, as the case may be, amounts shall be distributed, pursuant to his election, in either a single distribution on such date or in installment payments which commence on that date and then continue to be made on the anniversary of that date for the duration of the installment period, unless accelerated in accordance with the terms of this Plan. The provisions of this Section 5.4(c) also apply to employees who remain employed by an Employer (or successor employer) following a Change in Control. The provisions of
               Section 5.4(f) below shall apply to any employee who terminates employment (whether voluntarily or involuntarily) following a Change in Control.

                    (d) Notwithstanding any earlier election to defer
               distributions, in the event of the Participant's Retirement, all amounts credited to a Participant's Account shall be distributed (or commence distribution) to him, in


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               accordance with the Participant's distribution election made under Section 5.4(b), commencing in March of the year following the Participant's Retirement.

                    (e) Notwithstanding any earlier election to defer
               distributions, in the event of the Participant's Disability, all amounts credited to a Participant's Account shall be distributed (or commence distribution) to him, in accordance with the Participant's distribution election made under Section 5.4(b), commencing on March 1 or September 1, immediately following the Participant's Disability, and continue annually, if applicable, thereafter.

                    (f) Distributions of amounts to Participants whose
               employment with an Employer terminates either voluntarily or involuntarily for an event other than the Participant's death, Retirement or Disability shall be made or commence, in a single distribution of all distributable amounts as soon as reasonably practical following the termination, notwithstanding that the Participant had elected or was receiving annual installment payments.

                    (g) Shares of Stock distributed to a Participant within
               three (3) years from the Crediting Date for such shares shall bear a legend on the certificate restricting the transferability of such shares. Shares of Stock attributable to dividends earned on shares of Stock distributed to a Participant within three (3) years from the Crediting Date for such shares shall also bear a legend on the certificate restricting the transferability of such shares. The Committee, in its sole discretion, may waive such restrictions on transferability.

                    (h) On the distribution date, any amounts in the
               Participant's holding account shall be distributed in cash without interest.

                    (i) Distributions are subject to withholding in accordance with Section 6.1.

                    (j) In the Committee's sole discretion, and notwithstanding any other provision in this Plan to the contrary, to the extent an Executive is a "covered employee" as defined in Code Section 162(m), and to the extent the deduction would be disallowed pursuant to Section 162(m), then the distribution (to the extent necessary to satisfy Section 162(m)) may be deferred until such Fiscal Year as the deduction would be allowed.

         SECTION 5.5 ACCELERATION OF DISTRIBUTION.

                    (a) A Participant may elect to accelerate the distribution of all or a portion of amounts in the Plan for any reason prior to his or her elected distribution date or the completion of any installment payment period, subject to imposition of a significant penalty in accordance with applicable tax rules. The penalty shall be an account forfeiture equal to 10% of the amount that the Participant elects to have distributed early from the Plan.


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                    (b) Notwithstanding the foregoing, if a Participant has a
               serious financial hardship, he or she may apply to the Committee for an accelerated distribution from the Plan. If the Committee approves the hardship distribution, the distribution will be made as soon as possible after the later of the date specified in the Participant's application or the date of approval by the Committee and the 10% penalty described above shall not apply. The amount of the distribution will be the amount needed to alleviate the Participant's financial hardship, as determined by the Committee, up to a maximum of the Participant's interest in his or her Account. Such a distribution will be made from the Participant's Account in a single lump-sum distribution.

                    Financial hardship will be limited to the following:
               bankruptcy or impending bankruptcy of the Participant, unexpected and unreimbursed major expenses resulting from illness to person or accident to person (including the Participant, Participant's spouse and/or dependents) or property of the Participant and/or Participant's spouse, and other types of unexpected and unreimbursed expenses of a major nature that normally would not be budgetable. Financial hardship will not include expenses such as down payments on a home or purchase of an auto, cost of travel, vacation, college education, or the like.


                                    SECTION 6
                            MISCELLANEOUS PROVISIONS

         SECTION 6.1 WITHHOLDING; TAX TREATMENT. All shares of Stock (or cash, for fractional shares or other investments) payable to a Participant or beneficiary pursuant to this Plan shall be net of any minimum federal, state and local taxes required by law to be withheld with respect to such payments unless the Participant elects to remit as directed by the Company the amount of any federal, state and local taxes of any kind required by law to be withheld. The remittance, if made, must be prior to the distribution date. Under present Federal income tax laws, no portion of the balance credited to a Participant's Account will be includable in income for Federal income tax purposes during the period in which distribution has been deferred. The "Amount Deferred" (which includes earnings/losses credited to the principal amount before the principal amount is included in FICA and FUTA wages) under this Plan shall be subject to FICA and FUTA taxes and related withholding as of the later of (a) when the services are performed, or (b) when the Participant vests in the "Amount Deferred" and in accordance with Code Sections 3121(v) and 3306(r). The Company may make necessary arrangements in order to effectuate any withholding required by law, including withholding otherwise distributable shares of Stock.

         SECTION 6.2 ACCELERATION OF PAYMENTS. Notwithstanding anything to the contrary set forth in this Plan, the Committee shall have the right, in its sole discretion, to accelerate the payment of all or a portion of a Participant's Account for any reason the Committee may determine to be appropriate (for example, the termination of the Plan). The Committee shall have no obligation to require any such acceleration under any circumstances.


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         SECTION 6.3 ASSETS. The Plan is an unfunded plan. Benefits payable under this Plan to a Participant or his beneficiary shall be paid directly by the Company from its general assets, and Participants shall be considered only as general unsecured creditors of the Company. Neither the Company nor any Employer shall be required to fund, or otherwise segregate assets to be used for payment or benefits under the Plan. Notwithstanding the foregoing, the Company, on behalf of the Employers, in the discretion of the Committee, may maintain one or more grantor trusts ("Trust") of which it is treated the owner under Code
Section 671 to provide for the payment of benefits hereunder, subject to such terms and conditions as the Committee may deem necessary or advisable to ensure that benefits hereunder are not includible, by reason of such Trust, in the taxable income of any Participant (or beneficiary) and that existence of such a Trust does not cause the Plan to be considered "funded" for purposes of Title I of ERISA. In the event that a Trust is established, the trustee of the Trust shall have the sole discretionary right and responsibility to vote the shares of the Stock (or such other voting rights attributable to other investments) held in the Trust, as permitted by state law.

         If requested by a Participating Company, any Participant will take such actions as may be necessary or desirable to assist in the administration of this Plan. Any payment by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company from any further liability under the Plan for such payments.

         SECTION 6.4 LIABILITY. No member of the Committee shall be liable for any action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his or her own fraud, for anything done or omitted to be done by such member. The Participating Companies will fully indemnify and hold each member of the Committee harmless from any liability hereunder, except in circumstances involving his or her fraud. The Participating Companies or the Committee may consult with legal counsel, who may be counsel for the Participating Companies, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

         SECTION 6.5 EXPENSES. The Participating Companies will bear all expenses incurred by them or the Committee in administering this Plan and any related Trust but shall not be responsible for the taxes or other expenses incurred by Participants.

         SECTION 6.6 NO OBLIGATION. Neither this Plan nor amounts deferred hereunder shall create any obligation on the part of the Committee, or any Participating Company to continue any individual's designation as a Participant hereunder for any length of time, or to redesignate any Participant to be a participant in any other plan. This Plan shall not give any Participant or other employee any right with respect to continuance of employment by his Employer or by any Participating Company or any affiliate or of to any specific aggregate amount of compensation, nor shall there be a limitation in any way on the right of the Employer or any Participating Company or any affiliate by which a Participant is employed to terminate such Participant's employment at any time for any reason whatsoever, nor shall this Plan create a contract of employment with any individual.

         SECTION 6.7 NO ASSIGNMENT; RESOLUTION OF DISPUTES; OFFSET. Except for a Participant's designation of a beneficiary, no right or interest of a Participant in any amount deferred hereunder shall be assignable or transferable or subject to anticipation by the Participant, and no right or interest of a Participant in any amounts credited to his account hereunder shall be subject to attachment, lien or other process, or to any claim, encumbrance, obligation or liability of such Participant except as required by law. Any payments required under the Plan during a Participant's lifetime shall be made only to the Participant. Unless the Company has been served with process in an action involving any payments due as a result of this Plan and the Company has not received written notice that such action has been finally settled by court adjudication, arbitration, joint order or otherwise, the Company may pay to the Participant any and all amounts it determines to be due hereunder and thereupon the Company shall stand fully relieved of and discharged from any further duties or liabilities under this Plan.

         The Company shall have the right to reduce the amount of any payments hereunder by the amount, if any, owed by the Participant to any Company or any affiliate.

         SECTION 6.8 GOVERNING LAW. This plan and all actions taken in connection herewith shall be governed and construed in accordance with the substantive laws of the Commonwealth of Massachusetts (irrespective of the laws that might otherwise govern under applicable Massachusetts principles of conflict of laws).

         SECTION 6.9 AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time and from time to time amend the Plan in any respect or may terminate the Plan; provided, however, that no such amendment or termination may, without the consent of an affected Participant adversely affect any of the Participant's rights with respect to the amount then credited to his or her Account.

         SECTION 6.10 EFFECTIVE DATE. This Plan was adopted by the Company as of June 29, 2001.

         SECTION 6.11 EXECUTION. The execution of this document by the authorized representatives of the undersigned Participating Companies acknowledges consent of those Participating Companies to the adoption of this Plan and their agreement to be subject to its terms.

                                             TUCKER ANTHONY SUTRO



Date: May 31, 2001                           By: /s/ John H. Goldsmith
      ------------                               -------------------------------
                                                 John H. Goldsmith
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                       TUCKER ANTHONY INCORPORATED
                                       AND ITS DIVISIONS



Date: May 31, 2001                      By: /s/ John H. Goldsmith
      ------------                         -------------------------------------
                                           John H. Goldsmith
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       SUTRO & CO. INCORPORATED



Date: May 31, 2001                     By: /s/ John Luikart
      ------------                         -------------------------------------
                                           John Luikart
                                           Chairman and Chief Executive Officer


                                       FREEDOM CAPITAL MANAGEMENT CORPORATION



Date: May 31, 2001                     By: /s/ Dexter Dodge
      ------------                         -------------------------------------
                                           Dexter Dodge
                                           Chairman and Chief Executive Officer


                                       CLEARY GULL INVESTMENT MANAGEMENT
                                       SERVICES, INC.



Date: May 31, 2001                     By: /s/ Michael Cleary
      ------------                         -------------------------------------
                                           Michael Cleary
                                           President

                                    Exhibit A
                             PARTICIPATING COMPANIES



1.       Tucker Anthony Sutro

2.       Tucker Anthony Incorporated and its divisions

3.       Sutro & Co. Incorporated

4.       Freedom Capital Management Corporation

5.       Cleary Gull Investment Management Services, Inc.

                                    Exhibit B
                 2001 COMPANY CONTRIBUTIONS AND DEFERRAL LIMITS



KEY PARTICIPANTS

         The Company shall contribute one Stock option under the 1998 Long-Term Incentive Plan for each share of Stock deferred (excludes interest and dividends) for the 2001 Plan year. This contribution shall be made outside the Plan.

         Participants will be allowed to defer to a maximum of $250,000 from base salary, commissions and/or bonus(es).



OTHER PARTICIPANTS

         Participants will be allowed to defer to a maximum of $250,000 from base salary, commissions and/or bonus(es).





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